
                                                                     Exhibit 4.2

                                                                  Execution Copy

                                MASTER AGREEMENT

                                     BETWEEN

                              ALLEGHANY CORPORATION

                                       AND

                     DARWIN PROFESSIONAL UNDERWRITERS, INC.

                            Dated as of May 18, 2006

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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS...................................................     1

   1.1   Certain Definitions.............................................     1

ARTICLE II  FINANCIAL AND OTHER INFORMATION..............................     4

   2.1   Financial Information and Public Documents......................     4
   2.2   Internal Control / Audit........................................     8
   2.3   Board Meetings..................................................     9
   2.4   Corporate Compliance Program....................................     9

ARTICLE III  CERTAIN MATTERS.............................................    10

   3.1   Amended and Restated Certificate of Incorporation and Amended
         and Restated Bylaws.............................................    10
   3.2   The Initial Public Offering.....................................    10
   3.3   Covenant Not to Take Certain Actions Affecting Alleghany........    10
   3.4   Adoption of Stockholder Rights Plan.............................    10
   3.5   Dilutive Issuances..............................................    10
   3.6   Repurchase of Common Stock......................................    11

ARTICLE IV  OTHER AGREEMENTS.............................................    11

   4.1   Further Assurances..............................................    11
   4.2   Insurance Matters...............................................    11
   4.3   Indemnification.................................................    12
   4.4   Investment Management...........................................    12
   4.5   Allocation of Costs and Expenses................................    12
   4.6   Charter Provision...............................................    13
   4.7   Alleghany Policies..............................................    13

ARTICLE V  MISCELLANEOUS.................................................    13

   5.1   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial....    13
   5.2   Survival of Covenants...........................................    14
   5.3   Notices.........................................................    14
   5.4   Severability....................................................    14
   5.5   Entire Agreement................................................    15
   5.6   Amendment.......................................................    15
   5.7   Rules of Construction...........................................    15
   5.8   Counterparts....................................................    15
   5.9   Specific Performance............................................    16
   5.10  Further Assurances..............................................    16


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                                MASTER AGREEMENT

          MASTER AGREEMENT, dated as of May 18, 2006 (this "Agreement"), by and between Alleghany Corporation, a Delaware corporation ("Alleghany") and Darwin Profession Underwriters, Inc., a Delaware corporation ("DPUI"). Certain terms used in this Agreement are defined in Section 1.1.

                                   WITNESSETH:

          WHEREAS, as of the date hereof, Alleghany, through its wholly-owned subsidiary Alleghany Insurance Holdings LLC, owns approximately 90% of the issued and outstanding voting securities of DPUI; and

          WHEREAS, DPUI has previously filed the IPO Registration Statement (as herein defined) with the Securities and Exchange Commission but it has not yet become effective; and

          WHEREAS, immediately following the consummation of the Initial Public Offering (as herein defined), Alleghany will continue to own more than 50% of the outstanding voting securities of DPUI; and

          WHEREAS, Alleghany may in the future further reduce its equity ownership of DPUI; and

          WHEREAS, it is appropriate and desirable to set forth the agreements that will, following the consummation of the Initial Public Offering, govern certain matters relating to the Initial Public Offering and the relationship of Alleghany, DPUI and their respective Subsidiaries (as herein defined).

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

          "Affiliate" (and, with a correlative meaning, "affiliated") means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Closing Date, no member of the DPUI Group shall be deemed an Affiliate of any member of the Alleghany Group for purposes of this Agreement and no member of the Alleghany Group shall be deemed an Affiliate of any member of the DPUI Group for

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purposes of this Agreement. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Alleghany Audit Committee" means the Audit Committee of the Alleghany Board.

          "Alleghany Auditors" means the independent certified public accountants of Alleghany.

          "Alleghany Board" means the Board of Directors of Alleghany.

          "Alleghany Designated Officer" means either of the Senior Vice President - Finance and Investments or the Vice President - Finance of Alleghany.

          "Alleghany Group" means Alleghany and each Person (other than any member of the DPUI Group) that, at any time of determination, is a Subsidiary of Alleghany.

          "Alleghany Representatives" means the officers and directors of Alleghany and Persons designated by them (including without limitation legal counsel and other professional advisors) to act on behalf of Alleghany.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

          "Capitol Companies" means, collectively, Capitol Insurance Corporation, Capitol Specialty Insurance Corporation, and Platte River Insurance Company.

          "CEO" means, with respect to either Alleghany or DPUI, its chief executive officer.

          "CFO" means, with respect to either Alleghany or DPUI, its chief financial officer.

          "Closing Date" means the closing of the Initial Public Offering.

          "Common Stock" means the common stock, $0.01 par value per share, of DPUI.

          "DPUI Audit Committee" means the Audit Committee of the DPUI Board.


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          "DPUI Auditors" means the independent certified public accountants of
DPUI.

          "DPUI Board" means the Board of Directors of DPUI.

          "DPUI Group" means, at any time of determination, DPUI and each Subsidiary of DPUI.

          "Effective Time" means the time that the IPO Registration Statement is declared effective by the SEC.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Authority" means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.

          "Initial Public Offering" means the initial public offering of the Common Stock.

          "IPO Registration Statement" means the registration statement on Form S-1 filed under the Securities Act (No. 333-132355) pursuant to which the Common Stock to be sold in the Initial Public Offering will be registered, including the Prospectus related thereto, amendments and supplements to the Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in the Registration Statement and Prospectus.

          "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

          "NYSE Arca" means NYSE Arca Exchange or, if the Common Stock at any time shall not be traded on the NYSE Acra Exchange, then such securities exchange (including for this purpose the NASDAQ National Market) on which the Common Stock is then traded.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          "Prospectus" means the prospectus or prospectuses included in the Registration Statement, as amended or supplemented by any prospectus supplement and


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

by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

          "Purchase Agreement" means the Purchase Agreement to be entered into by and among DPUI and the Underwriters in connection with the offering of Common Stock by DPUI in the Initial Public Offering.

          "Registration Rights Agreement" means the Registration Rights Agreement to be entered into by and between Alleghany Insurance Holdings LLC and DPUI, substantially in the form filed or to be filed as an exhibit to the IPO Registration Statement.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" or "subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or
(iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

          "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of January 1, 2005, entered into by and between Alleghany Insurance Holdings LLC and DPUI.

          "Underwriters" means the managing underwriters for the Initial Public Offering.

                                   ARTICLE II

                         FINANCIAL AND OTHER INFORMATION

          2.1 Financial Information and Public Documents. DPUI agrees that if Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis or under the equity method of accounting, then in respect of such fiscal year:

          (a) Fiscal Year. DPUI shall, and shall cause each of its consolidated subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

          (b) Monthly Financial Information. DPUI shall furnish to Alleghany a Monthly President's Report, containing monthly financial and other information, in such form and detail, and within the time periods, as are specified by the Alleghany


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Designated Officer consistent with the requirements then applicable to other
Subsidiaries of Alleghany regarding such reports.

          (c) Monthly, Quarterly and Annual Financial Information. DPUI shall furnish to Alleghany a Subsidiary Reporting Package containing monthly, quarterly or annual financial and other information and data with respect to DPUI and its Subsidiaries and their businesses, properties, financial position, results of operations and prospects, in such form and detail, and within the time periods, as are specified by the Alleghany Designated Officer consistent with the requirements then applicable to other Subsidiaries of Alleghany regarding such reporting packages.

          (d) Alleghany Public Filings. DPUI shall cooperate fully, and shall use reasonable efforts to cause the DPUI Auditors to cooperate fully, with Alleghany to the extent requested by Alleghany in the preparation of Alleghany's press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K (the Annual Reports to Stockholders and the Annual Reports on Form 10-K, collectively "the Alleghany Annual Statements"), any Current Reports on Form 8-K and any amendments to any of the foregoing and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Alleghany with the SEC, any national securities exchange or otherwise made publicly available (collectively, "Alleghany Public Filings"). In connection with the Alleghany Public Filings, DPUI agrees:

          (i) to provide to Alleghany all information that Alleghany requests in connection with any such Alleghany Public Filings or that, in the judgment of Alleghany's legal department, is required to be disclosed therein under any Law. Without limiting the generality of the foregoing, DPUI will provide all required financial information with respect to it and its consolidated Subsidiaries to the Alleghany Auditors and management in sufficient and reasonable time and in sufficient detail to permit the Alleghany Auditors to take all steps and perform all review necessary, and to provide sufficient assistance to the Alleghany Auditors, with respect to information to be included or contained in the Alleghany Public Filings;

          (ii) to use its best efforts to provide such information in a timely manner to enable Alleghany to prepare, print and release such Alleghany Public Filings on such date as Alleghany shall determine; in this regard, DPUI shall diligently and promptly review all drafts of such Alleghany Public Filings as are requested by Alleghany and shall prepare in a diligent and timely fashion any portion of such Alleghany Public Filing pertaining to DPUI or its Subsidiaries requested by Alleghany;

          (iii) to provide to Alleghany in connection with each quarterly and annual report filed by Alleghany with the SEC, reasonably in advance of the Alleghany Audit Committee related to such filing, the certifications from each of the CEO and the CFO of DPUI pursuant to Section 302 of the Sarbanes-Oxley Act (the "DPUI Certifications"); provided, however, that if the DPUI


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Certifications are not available reasonably in advance of such Alleghany Audit
Committee meeting, the CEO and CFO shall sign certifications which support the certifications made by the CEO and the CFO of Alleghany in connection with such filing pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, and such certification by the CEO and the CFO of DPUI shall be in such form as Alleghany then requires from its other Subsidiaries;

          (iv) to provide to Alleghany, reasonably in advance of the Alleghany Audit Committee meeting relating to the Annual Report on Form 10-K filed by Alleghany with the SEC, a DPUI management report, including an annual assessment by DPUI management of DPUI's internal control over financial reporting; provided, however, that if such DPUI management report is not available reasonably in advance of such Alleghany Audit Committee meeting, DPUI shall prepare and execute a management report in such form as Alleghany then requires from its other Subsidiaries;

          (v) that, without prior notice to Alleghany, DPUI shall not publicly release any financial or other information which conflicts with the information with respect to DPUI, any Affiliate of DPUI or the DPUI Group that is provided by DPUI for any Alleghany Public Filing;

          (vi) to use its best efforts to enable the DPUI Auditors to complete their audit such that they will date their opinion on DPUI's audited annual financial statements on the same date (or prior to the date) that the Alleghany Auditors date their opinion on the Alleghany Annual Statements, and to enable Alleghany to meet its timetable for the printing, filing and public dissemination of the Alleghany Annual Statements; and

          (vii) to provide such other information, certifications, reports or cooperation as the other Subsidiaries of Alleghany are from time to time required to provide to Alleghany.

          (e) DPUI Public Information and SEC Reports. DPUI shall file its Quarterly Reports on Form 10-Q and its Annual Reports on Form 10-K with the SEC as soon as possible (and in no event later than one Business Day) following Alleghany's filing of its quarterly and annual reports with the SEC for the corresponding period. In no event shall DPUI file any Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the SEC prior to the time that Alleghany files its corresponding report on Form 10-Q or Form 10-K with the SEC; provided, however that such restriction shall not apply to the extent that compliance with such restriction would cause DPUI not to be in compliance with its SEC filing. DPUI shall deliver to Alleghany (to the attention of its General Counsel), no later than the date the same are printed for distribution to its stockholders, sent to its stockholders or filed with the SEC, whichever is earliest, final copies of all DPUI reports, notices and proxy and information statements to be sent or made available by DPUI or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by DPUI or such Subsidiaries and all registration statements and prospectuses to be filed by


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

     DPUI or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, "DPUI Public Documents"). Alleghany shall have the right to review, reasonably in advance of public release or filing or release to financial analysts or investors (i) all press releases and other statements to be made available by DPUI or any of its Subsidiaries to the public which contain DPUI financial information, results of operation, earnings guidance or information with respect to transactions or matters outside the ordinary course of DPUI's business, (ii) all reports and other information prepared by DPUI or any of its Subsidiaries for release to financial analysts or investors which contain DPUI financial information, results of operation, earnings guidance with respect to transactions or information matters outside the ordinary course of DPUI's business, and (iii) all DPUI Public Documents.

          (f) Earnings Releases. DPUI agrees that unless Alleghany shall have consented thereto, no member of the DPUI Group will publicly release any quarterly, annual or other financial information of DPUI or any of its Subsidiaries ("DPUI Information") prior to the time that Alleghany publicly releases financial information of Alleghany for the relevant period. DPUI shall publicly release its financial results for each annual and quarterly period immediately (and in no event later than one Business Day) following Alleghany's release of its financial results for the corresponding period.

          (g) Other Financial Information. DPUI shall provide to Alleghany upon request such other financial information and analyses of DPUI and its Subsidiaries that may from time to time be requested by Alleghany, including without limitation such information as may be required to enable Alleghany to comply with applicable financial reporting requirements or its customary financial reporting practices.

          (h) Annual Reports Furnished to State Insurance Regulatory Authorities. Promptly following the filing by DPUI or any Subsidiary of DPUI of annual reports with any state insurance regulatory authority in each jurisdiction in which such reports are required to be filed, DPUI shall deliver the final forms of such reports to Alleghany.

          (i) Meetings with Financial Analysts. DPUI shall notify Alleghany reasonably in advance of the date of all scheduled meetings and conference calls to be held between DPUI and members of the investment community (including any financial analysts), and of any conferences to be attended by management of DPUI with members of the investment community, and shall consult with Alleghany as to the appropriate timing for all such scheduled meetings, calls and conferences. With respect to any such meeting, call or conference, DPUI shall not schedule such meeting or call or attend such conference on any date to which Alleghany objects.

          (j) Communications with Regulators. DPUI shall notify Alleghany promptly of any communications that DPUI or any member of the DPUI Group may have or receive from time to time with or from any regulators, including the SEC, any self-regulatory organization with appropriate jurisdiction, NYSE Arca and any state insurance regulators, in connection with any compliance, regulatory or accounting matters;


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

provided that DPUI shall not be required to provide notification of routine communications with or from state insurance regulators in the ordinary course of business. Without limitation of the foregoing, DPUI shall promptly provide Alleghany with copies of any written correspondence with regulators, provided that DPUI shall not be required to provide copies of routine correspondence with state insurance regulators in the ordinary course of business.

          2.2 Internal Control / Audit. DPUI agrees that if Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis or under the equity method of accounting, then, unless stated otherwise herein, in respect of such fiscal year:

          (a) Maintenance of Books and Records. DPUI shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of DPUI and such Subsidiaries and
(ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (b) Access to Company Records and Personnel. DPUI shall provide the Alleghany Representatives and the Alleghany Auditors with full access to DPUI's books and records and to the internal accounting controls and operations of DPUI. DPUI shall also provide the Alleghany Representatives and the Alleghany Auditors with full access to the officers, directors and employees of DPUI and the other members of the DPUI Group and to the DPUI Auditors so that the Alleghany Representatives and the Alleghany Auditors may discuss with them the affairs, finances, accounts and prospects relating to DPUI and the other members of the DPUI Group.

          (c) Access to Personnel and Working Papers. DPUI will request the DPUI Auditors to make available to the Alleghany Auditors both the personnel who performed or are performing the annual audit of DPUI and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of DPUI, in all cases on a time frame that will enable the Alleghany Auditors to perform the procedures they consider necessary to take responsibility for the work of the DPUI Auditors as it relates to the Alleghany Auditors' report on the Alleghany Annual Statements, all within sufficient time to enable Alleghany to meet its timetable for the printing, filing and public dissemination of the Alleghany Annual Statements.

          (d) Accounting Estimates and Principles. DPUI will give Alleghany notice of any proposed material change in accounting estimates or material change in


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

accounting principle (including without limitation changes in reserving practices) from those currently in effect at DPUI and its Subsidiaries. DPUI will consult with Alleghany with respect to any such proposed change and, if requested by Alleghany, DPUI will, and will cause the DPUI Auditors to, consult with the Alleghany Auditors with respect thereto. Without limitation of the foregoing, if Alleghany so requests, DPUI will be required to obtain the concurrence of the DPUI Auditors as to such material change prior to its implementation. For so long as Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis, DPUI agrees that it will not implement any such proposed material change in accounting estimates or accounting principle without Alleghany's prior written consent (excluding changes that, in the opinion of the DPUI Auditors, are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board).

          (e) Reports of Accountants and External Actuaries. Promptly, but in no event later than five Business Days following the receipt thereof, DPUI shall deliver to Alleghany copies of (i) all reports submitted to DPUI or any of its Subsidiaries by the DPUI Auditors, including, without limitation, each report submitted to DPUI or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with the annual audit conducted by the DPUI Auditors and all responses by management to such reports and letters and (ii) all reports and opinions submitted to DPUI or any of its Subsidiaries by their external actuaries.

          (f) Alleghany Audit Committee Approval. To the extent required by statute, SEC rules and regulations, any self-regulatory organization with appropriate jurisdiction (including, without limitation, the NYSE exchange or any other stock exchange on which the shares of Alleghany common Stock are listed), or any state insurance regulators law, all engagements of the DPUI Auditors, whether for audit services or for non-audit services, must be approved by the Alleghany Audit Committee.

          2.3 Board Meetings. DPUI agrees that, for so long as Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis or under the equity method of accounting, then in respect of such fiscal year, at the request of Alleghany, the executive officers of DPUI shall make themselves available to attend meetings of the Alleghany Board and shall provide such reports to the Alleghany Board as Alleghany shall request.

          2.4 Corporate Compliance Program. DPUI agrees, for so long as Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis or under the equity method of accounting, (i) to maintain a corporate compliance program which meets, in all material respects, the elements of an "effective" corporate compliance program as defined by the U.S. Sentencing Guidelines for Organizations, (ii) at all times to have a Chief Compliance Officer who shall provide regular reports to the DPUI Audit Committee and to the Alleghany Chief Compliance Officer (the "Alleghany CCO"), (iii) at the request of the Alleghany CCO, to furnish compliance information related to DPUI and to the members of the DPUI Group, in such form and detail as may be requested by the


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Alleghany CCO, (iv) to provide the Alleghany CCO with advance notice of any proposed change in DPUI's Code of Conduct or of any other material change proposed to other elements of its compliance program and (v) to provide notice to the Alleghany CCO of any material violation by a director, officer or employee of DPUI or other member of the DPUI Group of its Code of Conduct or other provisions of DPUI's compliance program.

                                  ARTICLE III

                                CERTAIN MATTERS

          3.1 Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Prior to the Effective Time, each of DPUI and Alleghany shall take all necessary action that may be required to provide for the adoption by DPUI of the Amended and Restated Certificate of Incorporation of DPUI in the form attached hereto as Exhibit A (the "Charter"), and the Amended and Restated Bylaws of DPUI in the form attached hereto as Exhibit B (the "Bylaws"), in each case, with such changes thereto as may be approved by Alleghany.

          3.2 The Initial Public Offering. At the direction of Alleghany, DPUI shall execute and deliver the Purchase Agreement in such form and substance as is reasonably satisfactory to Alleghany, and DPUI shall promptly take any and all actions as may be directed by Alleghany in connection with the consummation of the Initial Public Offering as contemplated by the IPO Registration Statement and the Purchase Agreement.

          3.3 Covenant Not to Take Certain Actions Affecting Alleghany. DPUI hereby covenants and agrees that it shall not, without the prior written consent of Alleghany (which Alleghany may withhold in its sole and absolute discretion) take, or cause to be taken, directly or indirectly, any action which has the effect, directly or indirectly, of restricting or limiting the ability of Alleghany or any member of the Alleghany Group to freely sell, transfer, assign, pledge or otherwise dispose of shares of Common Stock. Without limiting the generality of the foregoing, DPUI shall not, without the prior written consent of Alleghany (which Allegany may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would limit the legal rights of, or deny any benefit to, Alleghany or any member of the Alleghany Group as a stockholder of DPUI in a manner not applicable to stockholders of DPUI generally.

          3.4 Adoption of Stockholder Rights Plan. DPUI agrees that for so long as members of the Alleghany Group beneficially own, in the aggregate, ten percent (10%) or more of the then outstanding shares of Common Stock, DPUI shall not adopt or implement any stockholder rights plan or similar takeover defense measure without Alleghany's prior written consent.

          3.5 Dilutive Issuances. DPUI agrees that for so long as members of the Alleghany Group beneficially own, in the aggregate, more than fifty percent (50%) of the then outstanding shares of Common Stock, DPUI shall not issue any shares of


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Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (including, without limitation, options and warrants) or any other rights to acquire shares of Common Stock or any such securities, or take any other action, the effect of which would be to reduce Alleghany's beneficial ownership of Common Stock to less than fifty percent (50%) of the then outstanding shares of Common Stock.

          3.6 Repurchase of Common Stock. DPUI agrees that for so long as members of the Alleghany Group beneficially own, in the aggregate, more than fifty percent (50%) of the then outstanding shares of Common Stock, DPUI shall not, and shall cause the other members of the DPUI Group not to, purchase, redeem or otherwise acquire or retire for value any shares of Common Stock or any warrants, options or other rights to acquire Common Stock other than (i) the repurchase of Common Stock deemed to occur upon exercise of stock options to the extent that shares of Common Stock represent a portion of the exercise price of the stock options or are withheld by DPUI to pay applicable withholding taxes and (ii) the repurchase of Common Stock deemed to occur to the extent shares of Common Stock are withheld by DPUI to pay applicable withholding taxes in connection with any grant or vesting of restricted stock.

                                   ARTICLE IV

                                OTHER AGREEMENTS

          4.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

          4.2 Insurance Matters.

          (a) Alleghany and DPUI acknowledge that, immediately following completion of the Initial Public Offering, members of the DPUI Group will continue to be covered under the umbrella insurance policies and the director and officer liability insurance policies maintained by Alleghany for the benefit of Alleghany and its Subsidiaries (the "Alleghany Policies"). DPUI agrees that for so long as coverage under the Alleghany Policies is continued, members of the DPUI Group will pay to Alleghany amounts representing their allocable portions of the premiums for such Alleghany Policies as determined by Alleghany. DPUI agrees that Alleghany may terminate the coverage of the members of the DPUI Group under any of the Alleghany Policies at any time upon at least 60 days' written notice to DPUI and that, upon receipt of such notice, it will be the responsibility of DPUI to obtain, at its own expense, replacement umbrella insurance and/or directors and officers liability insurance coverage.


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

          (b) DPUI may terminate coverage of members of the DPUI Group under the Alleghany Policies at any time; provided that the termination by DPUI of coverage of the members of the DPUI Group under any Alleghany Policy shall not relieve the members of the DPUI Group to pay to Alleghany, through the current expiration date of such Alleghany Policy as of the time of termination of coverage of members of the DPUI Group thereunder by DPUI, amounts representing their allocable portions of the premiums under such Alleghany Policy as determined by Alleghany.

          (c) In no event shall Alleghany or any other member of the Alleghany Group have any liability or obligation whatsoever to any member of the DPUI Group, or to any director or officer of any member of the DPUI Group, if any of the Alleghany Policies shall be terminated or otherwise cease to be in effect or for any reason shall be unavailable or inadequate to cover any liability of any member of the DPUI Group or of any director or officer of any member of the DPUI Group.

          (d) DPUI agrees, on behalf of itself and each Subsidiary of DPUI, that any claim asserted by DPUI or any Subsidiary of DPUI under any of the Alleghany Policies may be asserted only through Alleghany.

          4.3 Indemnification. DPUI and Alleghany agree that it shall be the responsibility of DPUI, and not the responsibility of Alleghany, to indemnify any director or officer of a member of the DPUI Group who asserts a claim for indemnification arising from his or her service as a director or officer of a member of the DPUI Group, regardless of whether such claim arises from an event occurring prior or subsequent to the completion of the Initial Public Offering. DPUI further agrees that it shall indemnify Alleghany and hold Alleghany harmless against any loss, liability or expense arising from the assertion of any such claim against Alleghany.

          4.4 Investment Management. DPUI and Alleghany agree that, subsequent to the completion of the Initial Public Offering, Alleghany will have no obligation to provide investment management services or investment advice to members of the DPUI Group. DPUI acknowledges and agrees that Alleghany has no obligation to provide to members of the DPUI Group investment ideas or opportunities to share in investments made by Alleghany or made available by Alleghany to other members of the Alleghany Group.

          4.5 Allocation of Costs and Expenses.

DPUI agrees, for so long as Alleghany is required during or for any fiscal year, in accordance with GAAP, to account for its investment in DPUI on a consolidated basis or under the equity method of accounting, Alleghany may, with reasonable notice to and the consent of DPUI ( such consent not to be unreasonably withheld), retain third parties for the benefit of DPUI or any other member of the DPUI Group. DPUI shall pay the fees and expenses of the third party (or to the extent paid for by Alleghany, will promptly reimburse Alleghany for any and all amounts so paid), including without limitation the fees and expenses of KPMG LLP. To the extent that such fees are charged by a third party on a basis that relates to members of the Alleghany Group and members of the

DPUI Group, then DPUI shall be responsible for payment (or reimbursement) of the portion of such fees and expenses charged by such third party as are reasonably allocable to members of the DPUI Group.

          4.6 Charter Provision. DPUI shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to ensure continued compliance by DPUI and its Subsidiaries with the provisions of its certificate or articles of incorporation and by-laws. DPUI shall notify Alleghany in writing promptly after becoming aware of any act or activity taken or proposed to be taken by DPUI or any of its Subsidiaries which resulted or would result in non-compliance with any such charter provisions. DPUI and its Subsidiaries shall take or refrain from taking all actions necessary or desirable to prevent or remedy any non-compliance with the provisions of its certificate or articles of incorporation and by-laws.

          4.7 Alleghany Policies. Except as otherwise agreed by Alleghany or unless superseded by any comparable policies adopted by the Darwin Board, the policies of Alleghany that apply to Subsidiaries of Alleghany shall apply to DPUI and its Subsidiaries for so long as members of the Alleghany Group beneficially own, in the aggregate, more than fifty percent (50%) of the then outstanding shares of Common Stock. The key policies of Alleghany applicable to DPUI and its Subsidiaries as of the Closing Date are listed on Schedule 4.7.

                                   ARTICLE V

                                 MISCELLANEOUS

          5.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the state and federal courts located in the State of Delaware for the purposes of enforcing this Agreement. The parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Chancery Court of the State of Delaware. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal


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

proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          5.2 Survival of Covenants. The covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Initial Public Offering and shall remain in full force and effect.

          5.3 Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, or sent by express, registered or certified mail, postage prepaid, to the Alleghany Group or to the DPUI Group at the address set forth below:

          If to the Alleghany Group, to:

               Alleghany Insurance Holdings LLC
               c/o Alleghany Corporation
               7 Times Square Tower
               17th Floor
               New York, NY 10036
               Attention: Chairman

               with a copy to:

               Alleghany Corporation
               7 Times Square Tower
               17th Floor
               New York, NY 10036
               Attention: General Counsel

          If to the DPUI Group, to:

               Darwin Professional Underwriters, Inc.
               9 Farm Springs Road
               Farmington, Connecticut 06032
               Attention: Chairman

               with a copy to:

               Darwin Professional Underwriters, Inc.
               9 Farm Springs Road
               Farmington, Connecticut 06032
               Attention: General Counsel

          5.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          5.5 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to supersede or to amend in any respect any of the Registration Rights Agreement, the Tax Sharing Agreement, or any other agreement currently in effect between any member of the Alleghany Group, on the one hand, and any member of the DPUI Group, on the other hand, including without limitation the agreements between members of the DPUI Group and the Capitol Companies, which have been filed as exhibits to the IPO Registration Statement (collectively, the "Intercompany Agreements"), and each of the Intercompany Agreements shall remain in full force and effect in accordance with its respective terms as such terms may be modified from time to time as permitted under the terms of such Intercompany Agreement.

          5.6 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

          5.7 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender, in each case as the context requires, (b) references to the terms Article, Section, paragraph, Schedule and Exhibit are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) the word "including" and words of similar import shall mean "including, without limitation," (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          5.9 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

          5.10 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

            [The remainder of this page is intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

                                         ALLEGHANY INSURANCE HOLDINGS LLC


                                         By: /s/ WESTON M. HICKS
                                             -----------------------------------
                                         NAME: Weston M. Hicks
                                         Title: President and CEO


                                         DARWIN PROFESSIONAL UNDERWRITERS, INC.


                                         By: /s/ STEPHEN SILLS
                                             -----------------------------------
                                         Name: Stephen Sills
                                         Title: President and CEO